UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2018

XIANGTIAN (USA) AIR POWER CO., LTD.

(Exact name of registrant as specified in its charter)

Nevada	000-54520	98-0632932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 6 Longda Road Yanjiao Development Zone
Sanhe City, Hebei Province, China 065201

(Address of principal executive offices)

Registrant’s telephone number, including area code: +1 (929) 228-9298

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Xiangtian (USA) Air Power Co., Ltd., a Nevada corporation (the “Company”), previously announced, on a Current Report on Form 8-K filed on June 27, 2018, that Xianning Sanhe Power Equipment Manufacturing Co., Ltd. (“Xianning Sanhe”), an indirect wholly-owned subsidiary of the Company, entered into a share purchase agreement (“Share Purchase Agreement”) with Sheng Zhou and Heping Zhang (collectively, the “Sellers”) dated as of June 21, 2018 for the purchase of 100% of the capital stock of Hubei Jinli Hydraulic Co., Ltd. (“Hubei Jinli”).

On August 11, 2018, Xianning Sanhe entered into an amendment (the “Amendment”) to the Share Purchase Agreement with the Sellers. The parties to the Amendment acknowledged that Xianning Sanhe’s obligation to make a cash payment of RMB 40 million (approximately US$5.8 million) to Sellers and Sellers’ obligation to make proper stock transfer registration of the 100% of the capital stock of Hubei Jinli under Xianning Sanhe’s name had both been performed and fulfilled.

Pursuant to the Amendment, Xianning Sanhe and Sellers agreed that the consideration in the form of shares of the Company’s common stock with a value equal to RMB 80.07 million (approximately US$11.6 million) shall be replaced by cash payments in the aggregate amount of RMB 80.07 million in three installments: the first installment of RMB 25 million (approximately US$3.6 million) payable before June 20, 2019, the second installment of RMB 25 million payable before June 20, 2020, and the last installment of RMB 30.07 million (approximately US$4.4 million) payable before June 20, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2018

Xiangtian (USA) Air Power Co., Ltd.

By:	/s/ Zhou Deng Hua
Name: Zhou Deng Hua
Title: Chief Executive Officer

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